Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-237790, 333-268832, 333-282458, 333-286617, 333-288776 and 333-291570) and Form S-8 (File Nos. 333-227049, 333-233278, 333-233280, 333-246288, 333-261035, 333-266823, 333-272962, 333-283184, 333-285583, 333-289702 and 333-291463) of our report dated April 15, 2025, with respect to the financial statements of Hyperion Defi, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum LLP

New York, New York

March 27, 2026